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                                    Exhibit 5
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September 8, 1997


M&M Financial Corporation
307 North Main Street
Marion, South Carolina 29571-0929

Re:  Common Stock

Gentlemen:

You have requested our opinion relative to the validity of the common stock of M&M Financial Corporation (the "Company") to be sold pursuant to the dividend reinvestment plan described in a prospectus to be filed as part of a registration statement on Form S-3 with the Securities and Exchange Commission on or about September 24, 1997.

We have examined such corporate records and other documents and have made such examinations of law as we have deemed relevant. Based on and subject to the above, it is our opinion that:

1. The Company has been duly incorporated under the laws of the State of South Carolina and is validly existing as a corporation in good standing under the laws of that state.

2. The authorized capital stock of the Company is 3,000,000 shares of common stock, $5.00 par value per share. Said shares, upon issuance, sale and delivery thereof, pursuant to the terms and conditions of the prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

In arriving at this opinion, we have relied upon the organizational documentation of the Company, and our opinion is based upon said documentation and upon such examination of South Carolina law (to which our opinion is limited) as we have deemed appropriate.

We hereby consent to the inclusion in whole or in part of, or the reference to, this opinion in connection with the registration statement on Form S-3 regarding the common stock of M&M Financial Corporation which is to be filed with the Securities and Exchange Commission.

Sincerely,

GERRISH & McCREARY, P.C.